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                                                                   EXHIBIT (11)

                            HONEYWELL INC. AND SUBSIDIARIES

                           COMPUTATION OF EARNINGS PER SHARE
                   (Dollars in Millions Except Per Share Amounts)
                                     (Unaudited)


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

                                                                 Second Quarter Ended         Six Months Ended
                                                             ------------------------------------------------------
                                                                July 2,       July 3,       July 2,      July 3,
                                                                 1995          1994          1995         1994
                                                              -----------   -----------   -----------   -----------
PRIMARY:
Income:
   Net income..............................................   $      68.9   $      56.9   $     123.6   $     104.6
                                                              -----------   -----------   -----------   -----------
                                                              -----------   -----------   -----------   -----------
Shares:
   Weighted average of shares outstanding during the year..   127,201,311   129,484,942   127,196,122   130,172,681
                                                              -----------   -----------   -----------   -----------
                                                              -----------   -----------   -----------   -----------
Earnings per share:
   Net income..............................................   $      0.54   $      0.44   $      0.97   $      0.80
                                                              -----------   -----------   -----------   -----------
                                                              -----------   -----------   -----------   -----------
ASSUMING FULL DILUTION:
Income:
   Net income..............................................   $      68.9   $      56.9   $     123.6   $     104.6
                                                              -----------   -----------   -----------   -----------
                                                              -----------   -----------   -----------   -----------
Shares:
   Weighted average of shares outstanding during the year..   127,201,311   129,484,942   127,196,122   130,172,681

   Shares issuable in connection with stock plans
     less shares purchaseable from proceeds................     1,865,301       501,979     1,941,974       568,464
                                                              -----------   -----------   -----------   -----------
       Total Shares........................................   129,066,612   129,986,921   129,138,096   130,741,145
                                                              -----------   -----------   -----------   -----------
                                                              -----------   -----------   -----------   -----------
Earnings per share:
   Net income..............................................   $      0.53   $      0.44   $      0.96   $      0.80
                                                              -----------   -----------   -----------   -----------
                                                              -----------   -----------   -----------   -----------
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